2280 North Greenville Avenue, Richardson, TX 75082

Contact:                                Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:              Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. FOURTH QUARTER NET SALES EXCEED ORIGINAL ESTIMATE
Expects Fourth Quarter Earnings to Exceed Guidance
Improved Net Sales Performance Led by U.S. Wholesale and Direct to Consumer Segments

Richardson, TX. January 7, 2010 -- Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today announced that net sales for the thirteen weeks ended January 2, 2010 (the “Fourth Quarter”) will exceed the high end of its previous estimate provided on November 10, 2009 in conjunction with its third quarter fiscal 2009 results. The Company also indicated that based on better-than-expected Fourth Quarter net sales results, it expects to exceed the top end of its range for Fourth Quarter net earnings.  The better-than-expected performance is primarily the result of stronger wholesale shipments in the U.S and net sales increases in the Company’s worldwide direct to consumer segment, primarily due to comparable store sales surpassing the Company’s original expectations.  The Company will report full results for the Fourth Quarter on February 16, 2010.

Fourth Quarter Fiscal 2009 Sales

In conjunction with its third quarter fiscal 2009 results issued on November 10, 2009, the Company estimated that Fourth Quarter net sales would be in the range of $497 million to $506 million.  The Company now expects Fourth Quarter net sales of $520 million to $525 million, representing a 12% to 13% increase in comparison to the $464.1 million of net sales in the prior year fourth quarter.

Mike Kovar, Executive Vice President and Chief Financial Officer, stated, “Our Fossil brand outperformed our expectations during the holiday season driven by continued innovative product offerings resulting in a particularly strong performance from the core watch category.  We also benefited from an increasingly strong brand message and by providing excellent customer experiences in our direct channels.  Stronger than expected sell-thru across many of our US wholesale accounts also favorably impacted our net sales as retailers continued to flow receipts to meet demand.”

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lowered levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009 and its Form 10-Q reports filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company's principal offerings include an extensive line of men's and women's fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, cold weather products, apparel and footwear. In the watch and jewelry product category, the Company's offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company's extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company's products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 100 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of 59 independent distributors.  The Company also distributes its products in over 350 company owned and operated retail stores and through international e-commerce websites and the Company's U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

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